Exhibit 4.13

DESCRIPTION OF LOOP MEDIA, INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of September 30, 2024, Loop Media, Inc. (the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.0001 par value per share and preferred stock, par value $0.0001 per share.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) our Articles of Incorporation, as amended (the “Articles of Incorporation”), and (ii) our Bylaws, each of which are incorporated by reference as an exhibit to this report. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Chapter 78 of the Nevada Revised Statutes for additional information.

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 225,000,000 shares of common stock, $0.0001 par value per share, and 16,666,667 shares of preferred stock, $0.0001 par value per share. As of December 11 2024, there were 82,953,569 shares of our common stock issued and outstanding. In addition, as of such date, of the 16,666,667 shares of preferred stock authorized, we had designated (i) 3,333,334 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and (ii) 3,333,334 shares of preferred stock as Series B Preferred. As of December 11, 2024, there were (i) no shares of Series A Preferred Stock issued and outstanding, and (ii) no shares of Series B Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has a liquidation preference of $0.15 per share, is entitled to 100 votes per share, and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock. Each share of Series B Preferred Stock has a liquidation preference of $1.50 per share, is entitled to 100 votes per share and is convertible at any time at the discretion of the holder thereof into 100 shares of common stock.

Rights of shareholders

Voting Rights. In accordance with Nevada law and the Bylaws, the affirmative vote of holders representative of a majority of the shares cast at a duly held meeting at which a quorum is present shall be the act of the stockholders. The presence at the meeting, by person or by proxy, of the holders of record of not less than fifty percent (50%) of the outstanding shares of stock entitled to vote shall constitute a quorum for transacting business. Our stockholders do not have cumulative voting rights in the election of directors.

Common Stock. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders.

Preferred Stock. Holders of our Series A Preferred Stock are entitled to 100 non-cumulative votes per share on all matters submitted to a vote of stockholders of our common stock, including the election of directors, and all other matters as required by law, and holders of our Series B Preferred Stock are entitled to 100 non-cumulative votes per share on all matters submitted to a vote of stockholders of our common stock, including the election of directors, and all other matters as required by law.

Liquidation Rights.

Common Stock. The liquidation rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, our creditors (including the holders of our convertible debt) and any holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of common stock. Our Series A Preferred Stock has a liquidation preference of $0.15 per share and our Series B Preferred Stock has a liquidation preference of $1.50 per share. A sale of all or substantially all of the Company’s assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, shall be deemed to be a liquidation.

Dividend Rights.

Common Stock. The holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors out of funds legally available for dividends, subject to the prior rights or preferences applicable to any preferred stock as may then be outstanding.

Preferred Stock. The Series A Preferred Stock and Series B Preferred Stock have no right to receive dividends except as declared by the Board of Directors in its sole and absolute discretion, out of funds legally available for that purpose.

The Company has not declared or paid any cash dividends on its common stock and the Company does not presently intend to pay any cash dividends in the foreseeable future.

Other Rights and Preferences. Shares of our common stock have no preemptive rights, no conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.

Stock Quotation. Our common stock is currently quoted on the OTC Pink tier of the OTC Markets Group under the symbol “LPTV.”

Anti-Takeover Provisions

Acquisitions of Controlling Interest. Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders of record, at least 100 of whom have addresses in the State of Nevada appearing on the stock ledger of the corporation, and does business in the State of Nevada directly or through an affiliated corporation.

Interested Stockholder Transactions. Nevada Revised Statutes sections 78.411 through 78.444 provide that a Nevada corporation with 200 or more stockholders of record generally may not engage in certain business combinations and transactions with an “interested stockholder” (in general, the beneficial owner of 10% or more of the corporation’s voting power) or the interested stockholder’s affiliates or associates during the two-year period after the stockholder first became an interested stockholder unless the combination meets all of the requirements of the corporation’s articles of incorporation and either:

● The business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder first became an interested stockholder; or

● During the two-year period, the transaction is approved by the board of directors and by at least 60% of the disinterested stockholders at an annual or special meeting.

After that initial two-year period, corporations subject to these statutes may not engage in specified business combinations and transactions unless the combination meets all of the requirements of the articles of incorporation and either:

● The business combination or transaction by which the person first became an interested stockholder is approved by the board of directors before the stockholder first became an interested stockholder;

● The business combination is approved by a majority of the outstanding voting power of the resident domestic corporation not beneficially owned by the interested stockholder or any of the interested stockholder’s affiliates or associates; or

● The combination meets specified statutory requirements.

A corporation may opt out of these provisions by expressly opting out in its original articles of incorporation or in an amendment of the articles approved by the majority vote of disinterested stockholders. Our Articles of Incorporation specifically opt out of these provisions.

Articles of Incorporation and Bylaws. In addition, some provisions of our Articles of Incorporation and Bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Cumulative Voting. Our Articles of Incorporation do not permit stockholders the right to cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than 25 days prior to or delayed by more than 25 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting, or (B) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from nominating directors at an annual meeting of stockholders.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Bylaws. Our Articles of Incorporation provide that the Board of Directors has the exclusive right to amend our Bylaws.

Limitation of Liability and Indemnification

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or in the right of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful. A corporation may indemnify its officers and directors against expenses, including amounts paid in settlement, actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action by or in the right of the corporation by reason of his or her official position with the corporation, provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the laws or (2) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation in settlement, unless and only to the extent that court also determines that the officer or director is fairly and reasonably entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends an action against the officer or director by reason of the fact that the person is or was an officer or director.

Our Articles of Incorporation and Bylaws provide liability of our directors and officers shall be eliminated or limited to the fullest extent not prohibited by Chapter 78 of the Nevada Revised Statutes, and that the Company also may indemnify its employees and agents as permitted by Chapter 78 of the Nevada Revised Statutes. Our Bylaws expressly authorize the Company to enter into individual indemnification agreements with any or all of its directors, officers, employees or agents, and to obtain insurance on behalf of any of the foregoing persons. The Company intends to maintain director and officer liability insurance, if available on reasonable terms. We have not entered into indemnification agreements with our directors, officers, employees or agents.